EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2015 with respect to the consolidated financial statements and schedules included in the Annual Report on Form 10-K for the year ended December 31, 2014 of Resource Real Estate Opportunity REIT II, Inc., which is included in Supplement No. 3 to the Prospectus dated March 13, 2015, which is part of the Registration Statement on Form S-11 (File No. 333-184476). We consent to the use of the aforementioned report in the Registration Statement and related Prospectus Supplement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

April 2, 2015